Exhibit 10.4

Execution Version

MYX SUPPORT AGREEMENT

This MYX SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2021, is made by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”), Myx Brands Holdings, LLC (“Myx Investor”), a Delaware limited liability company, and Myx Fitness Holdings, LLC, a Delaware limited liability company (the “Company”). Beachbody, Myx Investor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, the Myx Investor is the holder of Class A Units (as such term is defined in the Operating Agreement of the Company, the “Operating Agreement”) of such class and number of units of the Company as are indicated on Schedule I attached hereto (together with any other Equity Securities of the Company that the Myx Investor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Myx Equity Securities”);

WHEREAS, Acquiror, Beachbody, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Myx Investor will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Myx Investor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Myx Investor shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Myx Investor was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the Effective Time, Myx Investor shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement / Prospectus or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by Myx Investor, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by Myx Investor or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

3. Agreement to Vote. Myx Investor hereby agrees that from the date hereof until the earlier of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement:

(i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the members of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Company is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Myx Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Myx Investor’s Subject Myx Equity Securities:

(A) in favor of the Merger Agreement and the Transactions;

(B) to authorize and approve the Merger as a Liquidation Event pursuant to the Operating Agreement;

(C) to exercise the drag-along rights set forth in Section 9.3 of the Operating Agreement;

(D) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(E) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions;

(F) against any change in the business of the Company or its Board of Managers (other than in connection with the Transactions); and

(G) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Myx under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the distribution policy or capitalization of, including the voting rights of any class of equity security of, the Company; and

(ii) not to commit or agree to take any action inconsistent with the foregoing.

4. Representations and Warranties. Myx Investor represents and warrants to Acquiror, Beachbody and the Company as follows:

(a) Myx Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Myx Investor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Myx Investor. This Agreement has been duly executed and delivered by Myx Investor and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of Myx Investor, enforceable against Myx Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(b) Myx Investor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of its Subject Myx Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Myx Equity Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Myx Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Myx Investor’s Subject Myx Equity Securities are the only equity securities of the Company owned of record or beneficially by Myx Investor on the date of this Agreement, and none of Myx Investor’s Subject Myx Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Myx Equity Securities, except as provided hereunder. Myx Investor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

(c) The execution and delivery of this Agreement by Myx Investor does not, and the performance by Myx Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Myx Investor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Myx Investor or Myx Investor’s Subject Myx Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Myx Investor of its obligations under this Agreement.

(d) There are no Actions pending against Myx Investor or, to the knowledge of the Myx Investor, threatened against Myx Investor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Myx Investor of its obligations under this Agreement.

(e) Except as described on Schedule 4.24 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Myx Investor, for which Beachbody, the Company or any of its Affiliates may become liable.

(f) Myx Investor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Myx Investor’s execution and delivery of this Agreement.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 5 through 7 shall each survive the termination of this Agreement, and (iii) Sections 9 through 17 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 5, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and (V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 6, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt,

Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Myx Investor makes no agreement or understanding herein in any capacity other than in the Myx Investor’s capacity as a record holder and beneficial owner of the Subject Myx Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Myx Investor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

8. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Myx Investor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

9. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11. Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the

Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12 shall be null and void, ab initio.

13. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Beachbody or, following the Closing, the Company or Acquiror:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

If prior to the Closing, to Acquiror:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to Myx Investor or, prior to the Closing, the Company:

Myx Brands Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attention: Jason Woody

Email: jwoody@palmventures.com

with copies to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attention: Matthew W. Miller

Email: millerma@gtlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

16. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Signature Page to Member Support Agreement

THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name: Carl Daikeler
Title: Chief Executive Officer

Signature Page to Member Support Agreement

MYX INVESTOR:

MYX BRANDS HOLDINGS, LLC

By:	/s/ Bradley Palmer
Name:	Bradley Palmer
Title:	President

MYX FITNESS HOLDINGS, LLC

By:	/s/ James Walker
Name:	James Walker
T\itle:	Vice Chairman

SCHEDULE I

Member	Number of Class A Units
Myx Brands Holdings, LLC	8,089,363.46

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